From: 7753602099 Page: 3/7 Received by: NV Secretary of State Date: 5/11/2016 9:16:14 AM

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20160213335-06**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **05/11/2016 9:19 AM**
	Entity Number **C3142-2004**

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

SYDYS Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SEE ATTACHED

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

________________________________

CERTIFICATE OF DESIGNATION

OF

SYDYS CORPORATION

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES A PREFERRED STOCK

On behalf of Sydys Corporation, a Nevada corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the “Articles of Incorporation”), there hereby is created, out of the twenty million (20,000,000) shares of preferred stock, par value $.001 per share, of the Company authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of nineteen million five hundred thousand (19,500,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be nineteen million five hundred thousand (19,500,000) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”) and any previously issued classes of capital stock of the Company.

2. Dividends. The holders of shares of Series A Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series Preferred Stock shall be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock.  For the purposes of such distribution, Holders of Series A Preferred Stock shall be treated as if all shares of Series A Preferred Stock had been converted to Common Stock immediately prior to the distribution.

(b) A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

4. Optional Conversion of Series A Preferred Stock. The Holders of Series A Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Class A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of two (2) shares of Common Stock (the “Conversion Rate”) for every one (1) share of Class A Convertible Preferred Stock.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Company at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and the proposed date of such conversion (for purposes of this Designation, the “Optional Conversion Date”). Upon receipt of the Conversion Demand, the Company shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Company. On or before the Optional Conversion Date, each Holder of the Series A Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Company shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Company, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series A Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Preferred Stock by the Company upon conversion of Series A Preferred Stock by such Holder.

(d) Reservation of Stock. The Company shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock.

5.

Mandatory Conversion. Each share of Series A Preferred Stock then issued and outstanding will automatically be converted into shares of the Company’s common stock on a 2 for 1 basis on that date which is fifteen (15) days following the market effective date of a reverse split of the Company’s common stock (the “Forced Conversion Date”):

On or before the Forced Conversion Date, each holder of Series A Preferred Stock shall surrender the certificate or certificates representing all such holder’s shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Forced Conversion Date and the surrender of the certificate or certificates representing shares of Series A Preferred Stock, the Company shall issue and deliver to each such holder, or its nominee, at such holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Company a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

All outstanding shares of Series A Preferred Stock shall, on the Forced Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of any holder or holders thereof to surrender any certificate representing such shares on or prior to such date. On and after the Forced Conversion Date, (i) no share of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) each holder of Series A Preferred Stock, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Forced Conversion Date, all such shares shall be automatically retired and canceled and shall not be reissued.

6. Voting.  The holders of Series A Preferred Stock shall have the right to vote as-if-converted to Common Stock all matters submitted to a vote of holders of the Company’s common stock, including the election of directors, and all other matters as required by law.  There is no right to cumulative voting in the election of directors.  The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Company as a single class on all actions to be taken by the common stock holders of the Company except to the extent that voting as a separate class or series is required by law.

IN WITNESS WHEREOF the undersigned has signed this Designation this 10th day of May, 2016.

SYDYS CORPORATION

By:	/s/ Michael Warsinske
Name: Michael Warsinske Title: CEO